Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Hospira Puerto Rico Retirement Savings Plan, of our report dated March 2, 2004 (except Note 9, as to which the date is March 21, 2005), with respect to the combined financial statements and schedule of Hospira, Inc. as of December 31, 2003 and for each of the two years in the period ended December 31, 2003, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
August 25, 2005